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                                                                   EXHIBIT 10.25

                              TERMINATION AGREEMENT


This TERMINATION AGREEMENT, dated as of April 30, 2001 (this "Agreement") is by and between Florists' Transworld Delivery, Inc., a Michigan corporation ("FTDI"), and FTD Association, an Ohio nonprofit corporation that, as of the Termination Date (as hereinafter defined in Section I), will change its name in accordance with Section 1.2(a) hereof (the "Association").

                                    RECITALS

         WHEREAS, FTDI and the Association are parties to, among other agreements, a Mutual Support Agreement, dated December 18, 1994 (the "Mutual Support Agreement") and a Trademark License Agreement, dated December 18, 1994 (the "Trademark License Agreement" and together with the Mutual Support Agreement, the "Operative Agreements");

         WHEREAS, as contemplated by the Operative Agreements, the Association currently is using the FTDI Licensed Intellectual Property (as hereinafter defined in Section VI) in connection with the Association's ongoing trade association activities;

         WHEREAS, the parties wish to terminate their respective obligations established pursuant to the Operative Agreements subject to the terms and conditions contained herein and, in connection therewith, the Association desires to transfer to FTDI, among other things, all agreements and records in its possession that relate to membership and administrative matters relating to, licensing or use of, or enforcement of restrictions on the use of the FTDI Licensed Intellectual Property (the "LIP Activities");

         NOW THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter set forth, the parties agree as follows:

                             Section I. TERMINATION

1.1 In consideration of the covenants and agreements set forth herein, effective on the earlier to occur of 30 days following the Association's receipt of the Member Approval (as hereinafter defined in Section X) or June 29, 2001 (the "Termination Date," provided, however, if such date falls on a Saturday or a Sunday, the Termination Date shall be the Friday immediately preceding such date) and subject to the terms and conditions contained in this Agreement FTDI hereby:

         (a) agrees to pay the Association the sum of $12.6 million ($12,600,000), in immediately available funds on the Termination Date;

         (b) agrees to pay to a mutually agreeable third party escrow agent the sum of $1.4 million in immediately available funds with such funds (and the interest thereon) to be payable to the Association on the first anniversary of the Termination Date, less the amount of any Losses



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(as hereinafter defined in Section XI) payable by the Association to FTDI pursuant to Section 11.1 hereof plus the proportionate share of any interest allocable to the amount of any such Losses; and

         (c) releases and discharges the Association from any and all past, present and future claims, demands, controversies, suits, losses, obligations, disputes, causes of action, liabilities (including attorneys' fees and costs actually incurred), debts, expenses of whatever kind, whether known or unknown, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or in connection with the Operative Agreements, the termination thereof, or any matters associated therewith, existing from the date of the Operative Agreements through the Termination Date; provided, however, that this release shall not include obligations arising under this Agreement. This release runs to the benefit of all shareholders, members (in their capacity as members), subsidiaries, affiliates, trustees, directors, officers, employees or representatives of the Association and its successors and assigns. Nothing herein shall be construed to in any way limit or release any current or past Association member from any individual obligations to FTDI other than any such obligations attributable to such member's status as a member of the Association.

1.2 In consideration of the covenants and agreements set forth herein, effective as of the Termination Date and subject to the terms and conditions contained in this Agreement the Association:

         (a) agrees, as of the Termination Date, to change its name to "Extra Touch Florist Association" or some other name which the parties agree is sufficiently dissimilar to the name "FTD" or "Florists' Transworld Delivery"; and

         (b) hereby releases and discharges FTDI from any and all past, present and future claims, demands, controversies, suits, losses, obligations, disputes, causes of action, liabilities (including attorneys' fees and costs actually incurred), debts, expenses of whatever kind, whether known or unknown, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or in connection with the Operative Agreements, the termination thereof, or any matters associated therewith, existing from the date of the Operative Agreements to the Termination Date; provided, however, that this release shall not include obligations arising under this Agreement. This release runs to the benefit of all shareholders, members, subsidiaries, affiliates, trustees, directors, officers, employees or representatives of FTDI and its successors and assigns; and

         (c) hereby transfers and assigns to FTDI without representation or warranty except as expressly set forth herein, and FTDI hereby accepts and assumes from the Association, the Association's rights, title and interest in those licenses, contracts, agreements, commitments and undertakings (or portions thereof) relating to the Association members the types and portions of which are set forth or described on Schedule 1.2(c) attached hereto (the "Assigned Agreements"); and

         (d) agrees to deliver to FTDI, in whatever form currently available (i.e., hard copy, microfiche, digital or otherwise), records, including, to the extent available, the original written copies of such records, relating to its members described on Schedule 1.2(d) attached hereto (collectively, the "Membership Records"). The parties hereto further acknowledge and agree that






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the Association may replicate and keep duplicate copies of the Membership
Records and, except as otherwise prohibited by Section 7.2 of this Agreement, use them for all trade association and other reasonable business purposes, and the parties further agree that they shall cooperate with each other and grant the other party access to all business files, books and records relating to members of the Association or FTDI for the period preceding the Termination Date, it being understood that all costs and expenses relating to such access (including photocopy charges) shall be borne by the party requesting such access and such access shall be exercised during normal business hours in a fashion so as not to disrupt or impair the other party's on-going operations; and

         (e) shall transfer and deliver to FTDI at the Association's principal offices substantially all commemorative plaques, photographs, trophies and other historical memorabilia bearing any of the FTDI Licensed Intellectual Property, owned and possessed by the Association, to the extent such can be identified without unreasonable burden on the Association ("Memorabilia"), such Memorabilia being listed on Schedule 1.2(e) attached hereto.

1.3 The Association and FTDI mutually acknowledge and agree that effective upon the close of business on the Termination Date and payment in full of all amounts due to the Association and the escrow agent pursuant to Sections 1.1(a) and 1.1(b), respectively, all of such parties' respective rights, duties and obligations under the Operative Agreements shall be terminated and shall thereafter have no force and effect, except as otherwise expressly set forth herein.

1.4 The parties acknowledge and agree that after the Termination Date, members of the Association shall have a direct relationship with FTDI and membership in the Association will not be a prerequisite for obtaining rights in the Trademarks (as hereinafter defined in Section V) of FTDI, obtaining services from FTDI, or becoming a member of FTDI. The licensing of Trademarks by FTDI to its members, to the Association members and non-Association members, and the provision of services by FTDI to its members, to the Association members and non-Association members, shall be on terms and conditions determined solely by FTDI. Similarly, after the Termination Date, the Association shall have the right to deal directly with its members with respect to all matters, including terms and conditions of membership, the provision of services by the Association to its members, and the licensing by the Association to its members of Trademarks or other intellectual property.


                          Section II. FINAL ACCOUNTING

The parties each agree to undertake and complete within sixty (60) days of the Termination Date a final accounting ("Final Accounting") in order to ascertain amounts due to each party under the Mutual Support Agreement, the Trademark License Agreement or otherwise which accrued on or before the Termination Date ("Outstanding Obligations"). Each party agrees to pay its Outstanding Obligations to the other party insofar as practicable on or before the Termination Date and thereafter to pay and perform any remaining Outstanding Obligations through the Termination Date to the other party in accordance with the terms of any such Outstanding Obligations. Notwithstanding anything to the contrary, within thirty (30) days of completion of the Final Accounting, each party agrees to deliver to the other party a written notice (a "Preservation Notice") enumerating any asserted Outstanding Obligations and including a





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description of the asserted claim and the basis therefore, together with such other information as is reasonably required in order for the other party to understand the character, scope and size of such claim. The parties hereto acknowledge and agree that any asserted Outstanding Obligations which are not enumerated in a Preservation Notice within the time period specified above shall be deemed to be waived and released pursuant to Section I hereof. Within fifteen
(15) days of the receipt of a Preservation Notice, each party will deliver to the other party (A) a written notice certifying that it agrees with such Preservation Notice and payment in accordance with such Preservation Notice or
(B) written notice certifying that it disagrees with such Preservation Notice, including a reasonably detailed explanation for such disagreement. Any Preservation Notice disagreements that are not resolved by mutual agreement between the parties within thirty (30) days following delivery of such Preservation Notice may be resolved, at the written election of either party, in accordance with the arbitration procedures set forth in Section VIII.


               Section III. REPRESENTATIONS AND WARRANTIES OF FTDI

3.1 Organization. FTDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. FTDI has the corporate power to own its property and to carry on its business as now being conducted.

3.2 Authorization. The transactions contemplated by this Agreement and the execution, delivery and performance by FTDI of its obligations under this Agreement have been duly authorized by all requisite corporate or other action on the part of the FTDI. The officers executing this Agreement on behalf of FTDI have been authorized to execute and deliver the same as well as any other documents required to consummate the transactions contemplated by this Agreement.

3.3 Litigation and Other Proceedings. To its knowledge, after due investigation, there is no action or proceeding pending or threatened against FTDI before any court, administrative agency or governmental authority with respect to the Operative Agreements, this Agreement or any of the transactions contemplated by the Operative Agreements or this Agreement, respectively.

3.4 Breach. The execution and delivery by FTDI of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the respective terms, conditions and provisions hereof or of any instruments required hereby, will not conflict with or result in a breach of any of the terms, conditions or provisions of any (i) law or regulation of any administrative or governmental instrumentality applicable to FTDI, (ii) writ, injunction or decree of any court, or (iii) material agreement or instrument to which FTDI is a party, by which it is bound, or to which it is subject.

3.5 Consent. No registration with or authorization, consent, order or approval of any federal, state or other governmental authority or regulatory body, or any third person, which has not already been obtained or done and delivered to the Association, is required in connection with the execution and delivery by the FTDI of this Agreement or the performance by FTDI of its obligations hereunder.


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          Section IV. REPRESENTATIONS AND WARRANTIES OF THE ASSOCIATION

4.1 Organization. The Association is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Association has the corporate power to own its property and to carry on its business as now being conducted.

4.2 Authorization. The transactions contemplated by this Agreement and the execution, delivery and performance by the Association of its obligations under this Agreement have been duly authorized by all requisite corporate or other action on the part of the Board of Trustees of the Association. The officers executing this Agreement on behalf of the Association have been authorized to execute and deliver the same as well as any other documents required to consummate the transactions contemplated by this Agreement.

4.3 Litigation and Other Proceedings. To its knowledge, after due investigation, there is no action or proceeding pending or threatened against the Association before any court, administrative agency or governmental authority with respect to the Operative Agreements, this Agreement or any of the transactions contemplated by the Operative Agreements or this Agreement, respectively.

4.4 Breach. Subject to the Association's receipt of the Member Approval, the execution and delivery by the Association of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the respective terms, conditions and provisions hereof or of any instruments required hereby, will not conflict with or result in a breach of any of the terms, conditions or provisions of any (i) law or regulation of any administrative or governmental instrumentality applicable to the Association,
(ii) writ, injunction or decree of any court, or (iii) material agreement or instrument to which the Association is a party, by which it is bound, or to which it is subject.

4.5 Consent. Subject to the Association's receipt of the Member Approval, no registration with or authorization, consent, order or approval of any federal, state or other governmental authority or regulatory body, or any third person, which has not already been obtained or done and delivered to FTDI, is required in connection with the execution and delivery by the Association of this Agreement or the performance by the Association of its obligations hereunder.

4.6 Assigned Agreements. The Assigned Agreements, the types of which are identified on Schedule 1.2(c), constitute all of the material licenses, contracts and agreements relating to the LIP Activities as such activities are conducted by the Association on the date of this Agreement. Subject to the Association's receipt of the Member Approval, on and after the Termination Date, FTDI will possess all of the Association's rights and interests in the Assigned Agreements as the same existed on the date of this Agreement.

4.7 Membership Records. The Association has given FTDI or its representatives access to all books, records, accounts, memoranda and other information in any form that relate to or contain Membership Records and that, in reasonable detail, fairly reflect the LIP Activities.




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4.8 Memorabilia. The Memorabilia identified on Schedule 1.2(e) constitute substantially all of the Memorabilia in the possession and control of the Association.

4.9 Member Approval. At the Special Membership Meeting (as hereinafter defined in Section X) at which a quorum is present, the Association will seek approval of this Agreement and the transactions contemplated by this Agreement by a majority of the Association Members (as hereinafter defined in Section X) attending the meeting, and no other vote of any of the members of the Association or any other action is required to approve or authorize this Agreement or the transactions contemplated hereby.


                          Section V. COVENANTS OF FTDI

5.1 Return and Nondisclosure of Association Intellectual Property, Association Confidential Information and Association Customer Information. From and after the Termination Date, FTDI agrees to keep confidential and not disclose or use for any purpose whatsoever, except as otherwise required to fulfill its obligations under this Agreement or as otherwise required by law, any Association Intellectual Property, Association Confidential Information or Association Customer Information (all as hereinafter defined). As used in this Agreement, "Association Intellectual Property" means all Trademarks owned or licensed by the Association (excluding any Trademarks licensed by the Association from FTDI, including, without limitation, those rights terminated under Section 1.3 hereof). As used in this Agreement, "Association Confidential Information" means all data and information, other than data or information relating to the LIP Activities, the Assigned Agreements and the Membership Records, obtained from the Association in connection with this Agreement or the Operative Agreements and any other information treated by the Association as being confidential (including, without limitation, information about its financial affairs, accounting, marketing, research, purchasing, advertising, product development and production, pricing, training and operations materials or memoranda, and the like), as well as all expressions and embodiments of any of the foregoing in any form, except to the extent such data and information may be publicly available through no fault of FTDI, shall be required by law to be disclosed or was obtained by FTDI free of confidentiality restrictions or obligations. As used in this Agreement, "Association Customer Information" means any and all information of any type and in any form relating to the Association's current or past members' customers, including without limitation, any information accessible to FTDI prior to the Termination Date relating to the names, addresses, e-mail addresses and other information regarding sending or receiving customers of the Association's past or present members as a result of such members using FTDI's clearinghouse, communications systems, credit card or other operations, excluding, however, all Membership Records. As used in this Agreement, "Trademarks" means all patents, patent applications, registered or unregistered trademarks, trade dress, trade names, trade styles, logos, service marks, drawings, trade secrets, secret processes, or other proprietary rights of any kind or nature, including all registrations thereof and applications therefor, in the United States, any political subdivisions thereof or any foreign jurisdictions.

5.2 Nondiscrimination. FTDI agrees not to discriminate against members of the Association and its successors and assigns in the licensing of its Trademarks or in the provision of services after




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the Termination Date due (in whole or in part) to such person's or entity's past, current or future affiliations with the Association.

5.3 Consent Order. FTDI acknowledges that it currently is bound by the terms of the Modified Final Judgment, dated November 13, 1990, of the United States District Court for the Eastern District of Michigan in the United States of America v. Florists' Telegraph Delivery Association, Civ. No. 56-15748, and United States of America v. Florists' Transworld Delivery Association, Civ. No. 66-28784, and the Enforcement Order entered on December 14, 1995 of the United States District Court for the Eastern District of Michigan Supplemental to Civ. No. 56-15748.


                    Section VI. COVENANTS OF THE ASSOCIATION

6.1 Return and Nondisclosure of FTDI Confidential Information, FTDI Licensed Intellectual Property and FTDI Customer Information. From and after the Termination Date, the Association agrees to keep confidential and not disclose or use for any purpose whatsoever, except as otherwise required to fulfill its obligations under this Agreement or as otherwise required by law, any FTDI Confidential Information (as hereinafter defined), FTDI Licensed Intellectual Property or FTDI Customer Information. As used in this Agreement, "FTDI Confidential Information" means all data and information obtained from FTDI in connection with this Agreement or the Operative Agreements and any other information treated by FTDI as being confidential (including, without limitation, information about its financial affairs, accounting, marketing, research, purchasing, advertising, product development and production, pricing, training and operations materials or memoranda, and the like), as well as all expressions and embodiments of any of the foregoing in any form, except to the extent such data and information may be publicly available through no fault of the Association, shall be required by law to be disclosed, or was obtained by the Association free from confidentiality restrictions or obligations. As used in this Agreement, "FTDI Licensed Intellectual Property" means the Trademarks used by the Association and owned by FTDI as of the date of this Agreement, including without limitation, FTDI's mercury man logo and the Trademarks "FTD," "FTDA," "Florists' Transworld Delivery," "Florist" and "FTD Family." As used in this Agreement, "FTDI Customer Information" means any and all information of any type and in any form relating to FTDI's current or past customers, including without limitation, any information accessible to the Association prior to the Termination Date relating to the names, addresses, e-mail addresses and other information regarding sending or receiving customers of FTDI as a result of such customers using FTDI's clearinghouse, communications systems, credit card or other operations, excluding, however, all Membership Records.

6.2 Consent Order. The Association acknowledges it currently is bound by the terms of the Modified Final Judgment, dated November 13, 1990, of the United States District Court for the Eastern District of Michigan in the United States of America v. Florists' Telegraph Delivery Association, Civ. No. 56-15748, and United States of America v. Florists' Transworld Delivery Association, Civ. No. 66-28784 and the Enforcement Order entered on December 14, 1995 of the United States District Court for the Eastern District of Michigan Supplemental to Civ. No. 56-15748.


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                          Section VII. NON-COMPETITION

7.1 FTDI. In exchange for the agreements set forth herein, for the period beginning on the Termination Date and ending two (2) years after the Termination Date (the "Non-Compete Period"):

         (a) Except as described in Section 7.1(b), FTDI will not, and will not permit any of its subsidiaries or affiliates to, directly or indirectly, use or display the Licensed Intellectual Property (as defined in the Merger Agreement dated August 2, 1994, among Perry Capital Corporation, FTD Acquisition Corporation and Florists' Transworld Delivery Association) in the legal, assumed or trade name of, and on or in connection with, any staffed retail operation that:

                  1.       is in a public area;

                  2. is accessible to a customer and provides a customer with the opportunity to order flowers or other floral products (a "Retail Floral Shop);

                  3. is within one hundred fifty (150) yards of any Association member's then-currently operating Retail Floral Shop that was in existence and owned by such Association member on the Termination Date; and

                  4. that used or displayed the Licensed Intellectual Property immediately prior to the Termination Date.

         (b) Section 7.1(a) shall not restrict the ability of FTDI or any of its subsidiaries or affiliates to directly or indirectly, use or display the Licensed Intellectual Property in the legal, assumed or trade name of, and on or in connection with (1) a Retail Floral Shop or other business that is acquired by FTDI or any of its subsidiaries or affiliates on or after the Termination Date or (2) any other individual retail operation where such individual retail operation possesses a minimum of 40,000 square feet of which flowers and floral products are not a material portion of the entire operation.

7.2 The Association. In exchange for the agreements set forth herein, the Association will not, and will not permit any of its subsidiaries, affiliates, successors or assigns to, directly or indirectly, whether alone or in conjunction with any other person or entity, carry on, participate in, operate, manage, engage in, facilitate or provide assistance to any business activity if such activity consists of or includes (i) providing billing or collection settlement services to either the sending or receiving florists in "international" flowers-by-wire transactions during the first year of the Non-Compete Period (it being understood that such transactions within or between the United States and Canada shall not be deemed to be "international"), or (ii) providing after-hours answering services or accounting software and services to retail florists, selling hard goods, perishable goods or computer hardware to retail florists, or publishing or producing a consumer floral magazine, at any time during the Non-Compete Period (any of such activities described in (i) or (ii) being referred to herein as a "Competitive Activity"), in any of: the City of Downers Grove, Illinois, the County of DuPage, Illinois or any other city or county in the State of Illinois; the District of Columbia or any other state, territory, district or commonwealth of the United




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State or any county, parish, city or similar political subdivision in any other state, territory, district or commonwealth of the United States; any other country or territory anywhere in the world or in any city, canton, county, district, parish, province or any other political subdivision in any such country or territory; or anywhere in the world (each city, canton, commonwealth, county, district, parish, province, state, country, territory or other political subdivision or other location in the world shall be referred to as a "Non-competition Area"). Anything herein to the contrary notwithstanding, referring or promoting its members to other persons or entities, or referring or promoting other persons or entities to its members, in both cases with respect to such goods and services, and the Association's receipt of royalties, sponsorship, endorsement, and/or promotional fees with respect thereto, shall not be deemed to be a Competition Activity of the Association. The Parties intend that the covenant contained in the preceding sentence of this Section 7.2 shall be construed as a series of separate covenants, one for each city, county, district, parish, state, province, country, territory, or other political subdivision or other area of the world specified. Except for geographic coverage, each separate covenant shall be considered identical in terms to the covenant contained in the preceding sentence. The Parties further acknowledge the breadth of the covenants, but agree that such broad covenants are necessary and appropriate in the light of the geographical nature of the Competitive Activity. If, in any judicial or other proceeding, a court or other body declines to enforce any of the separate covenants included in this Section 7.2, the unenforceable covenant shall be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.


                        Section VIII. DISPUTE RESOLUTION

Any dispute as to any claims under this Agreement and/or Outstanding Obligations that the parties are unable to settle by agreement between themselves shall be resolved exclusively by arbitration in Chicago, Illinois as follows. The party requesting arbitration shall serve upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration and nominating a competent, disinterested person to act as an arbitrator. Within twenty (20) days after receipt of such written demand and nomination, the other party shall, in writing, nominate a competent, disinterested person to act as a second arbitrator, and the two (2) arbitrators so designated shall, within twenty (20) days thereafter, select a third arbitrator. If either FTDI or the Association fails to appoint an arbitrator within the time period specified above, or if the first two arbitrators cannot agree on the appointment of a third arbitrator within the time period specified above, then such arbitrator shall be appointed by the Chief Judge of the United States District Court located in the City of Chicago or by the American Arbitration Association. Following the selection of arbitrators as set forth above, the three (3) arbitrators shall give immediate written notice of such selection to the parties and shall fix in said notice a time and place of the arbitration, which shall be as soon as conveniently possible and shall be conducted promptly and expeditiously and shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction therefor. Each party shall bear the expenses of the arbitrator it selects and shall jointly and equally share with the other expenses for the third arbitrator and the arbitration proceeding, including, without limitation, any expenses of the arbitrators but excluding legal, expert, accountant and other professional fees of the other




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side. Anything herein to the contrary notwithstanding, (i) any disputes or claims which relate solely to accounting matters, including all disputes and claims relating to Outstanding Obligations, shall be resolved by a mutually acceptable single arbitrator from the Chicago, Illinois office of Ernst & Young LLP or another "Big 5" accounting firm selected by mutual agreement of the parties, whose fees and expenses shall be equally shared by the parties, and
(ii) the parties each reserve the right to seek injunctive relief in an appropriate judicial forum against any actions by the other party which are likely to cause irreparable harm and contravene the requirements of Section VII hereof, pending the arbitrators' determination of the merits of the controversy.


                      Section IX. CONDITIONS OF TERMINATION

9.1. Conditions of Obligations of the Association. The obligations of the Association to effect the transactions contemplated by this Agreement shall be subject to the following conditions:

         (a) Representations and Warranties of FTDI to be True. The representations and warranties of FTDI herein contained shall be true and correct in all material respects on the Termination Date with the same effect as though made at such time (except for representations and warranties which speak only as of a particular time), except to the extent any of such representations and warranties have been waived hereunder or affected by the transactions contemplated or permitted hereby. FTDI shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Termination Date; and FTDI shall have delivered to the Association a certificate of FTDI in form and substance satisfactory to the Association dated the Termination Date and signed by either the Chairman of the Board or President of FTDI and by its senior financial officer, certifying to the knowledge of such officers, to all such effects.

         (b) Satisfactions of Requirements of Section I. All obligations or requirements of FTDI set forth in Section I of this Agreement to be performed or complied with by FTDI at or prior to the Termination Date shall be satisfied.

         (c) No Legal Proceedings. No injunction or restraining order shall be in effect prohibiting this Agreement or the transactions contemplated hereby, and no action or proceeding shall have been instituted and remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

         (d) Member Approval No later than June 20, 2001, the Association shall have obtained authorization to perform its obligations under this Agreement as well as any other documents required to consummate the transactions contemplated by this Agreement by a vote of a majority of the Association Members entitled to vote at the Special Membership Meeting at which a quorum is present (the "Member Approval") in accordance with the Ohio NCL (as hereinafter defined in Section X) and the Association's Articles of Incorporation and Code of Regulations.



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         (e) Escrow Agreement. The parties shall have executed and delivered the
Escrow Agreement in substantially the form attached hereto as Exhibit A.

9.2. Conditions of Obligations of FTDI. The obligations of FTDI to effect the transactions contemplated by this Agreement shall be subject to the following conditions:

         (a) Representations and Warranties of the Association to be True. The representations and warranties of the Association herein contained shall be true and correct in all material respects on the Termination Date with the same effect as though made at such time (except for representations and warranties which speak only as of a particular time), except to the extent any of such representations and warranties have been waived hereunder or affected by the transactions contemplated or permitted hereby. The Association shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Termination Date; and the Association shall have delivered to FTDI a certificate of the Association in form and substance satisfactory to FTDI dated the Termination Date and signed by either the Chairman of the Board or President of the Association and by its senior financial officer, certifying to the knowledge of such officers, to all such effects.

         (b) Satisfactions of Requirements of Section I. All obligations or requirements of the Association set forth in Section I of this Agreement to be performed or complied with by FTDI at or prior to the Termination Date shall be satisfied.

         (c) No Legal Proceedings. No injunction or restraining order shall be in effect prohibiting this Agreement or the transactions contemplated hereby, and no action or proceeding shall have been instituted and remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

         (d) Member Approval. No later than June 20, 2001, the Association shall have obtained the Member Approval.

         (e) Escrow Agreement. The parties shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit A.

         (f) Other Documents. The Association shall have executed and delivered to FTDI such other certificates, documents and instruments, each in a form satisfactory to FTDI, that FTDI deems necessary, desirable and appropriate to effect the transfer and assignment of any and all Assigned Agreements.


                   Section X. THE ASSOCIATION MEMBER APPROVAL

The Association, acting through its Board of Trustees, hereby agrees to promptly take the action necessary in accordance with the Nonprofit Corporation Law of the State of Ohio (the "Ohio NCL") and its Articles of Incorporation, Bylaws and Code of Regulations to call and give notice of a special meeting (the "Special Membership Meeting") of the members of the Association entitled to vote (the "Association Members") for the purpose of authorizing the Association to perform its obligations under this Agreement and any other documents required to consummate the transactions contemplated by this Agreement or to otherwise facilitate other transactions contemplated hereby. The Association agrees to hold the Special Membership Meeting at the earliest practicable date for the foregoing purposes, but in no event later than June 20, 2001. The Association's Board of Trustees shall recommend that the Association Members vote in favor of authorizing the Association to perform its obligations under this Agreement and any other documents required to consummate the transactions contemplated by this Agreement and shall include such recommendation in an information statement to be sent to all Association Members in connection with the Special Membership Meeting (the "Information Statement") and other materials to be distributed to Association Members in connection with the Special Membership Meeting. The Association shall promptly prepare and, a reasonable time prior to the Association's distribution of the Information Statement to the Association Members, submit the Information Statement to FTDI for its review and comment. In addition, the Association agrees to consult and cooperate with FTDI in connection with preparing or making any general announcements to or communications with the Association Members or obtaining the approval of the Association Members, in each case relating to the transactions contemplated by this Agreement as well as any other documents required to consummate the transactions contemplated by this Agreement. The Association agrees that a representative of FTDI shall be entitled to be present at the Special Membership Meeting.


                           Section XI. INDEMNIFICATION

11.1 Indemnification by the Association. The Association will indemnify, defend and hold harmless FTDI and its stockholders, subsidiaries, officers, directors, employees, agents, successors and assigns (such indemnified persons are collectively hereinafter referred to as "FTDI's Indemnified Persons") from and against any and all loss, liability, damage (excluding consequential, indirect special, exemplary and punitive damages) or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and reasonable attorneys' fees) (collectively, "Losses") that FTDI's Indemnified Persons suffer, sustain, incur or become subject to arising out of, due to or related to: (a) any breach of any representation or warranty of the Association that is contained in this Agreement or any Schedule or Exhibit hereto; or (b) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements, undertakings or other obligations of the Association that are contained in or made pursuant to this Agreement, not otherwise waived by FTDI. "Losses" as used herein is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims.

11.2 Indemnification by FTDI. FTDI agrees to indemnify, defend and hold harmless the Association and its members, subsidiaries, officers, trustees, employees, agents, successors and assigns (such persons are hereinafter collectively referred to as the "the Association's Indemnified Persons") from and against any and all Losses that the Association's Indemnified Persons suffer, sustain, incur or become subject to arising out of, due to or related to: (a) any breach of any representation or warranty of FTDI that is contained in this Agreement or any Schedule or Exhibit hereto; or (b) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements, undertakings or other obligations of FTDI that are contained in or made pursuant to this Agreement, not otherwise waived by the Association.

11.3 Limitations on Indemnification. The persons or entities indemnified pursuant to this Section XI shall not assert any claim for indemnification hereunder unless and until, and solely to the extent that, the aggregate of all such Losses shall exceed $50,000 (the "Deductible"), in which event such indemnification shall be effective with respect to such Losses in excess of the Deductible; provided, however, Losses indemnified pursuant to Section 11.1 hereof shall in no event exceed the amounts actually received by the Association pursuant to Sections 1.1(a) and (b) hereof. The sole and exclusive remedy of either FTDI or the Association for any breach of any representation hereunder shall be limited to the right to indemnification provided in this Section XI.


                           Section XII. MISCELLANEOUS

12.1 Amendments. Any amendment to this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced by a writing signed by each party or an authorized representative of each party.

12.2 Survival. All representations, warranties and covenants contained herein or made in writing by a party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of one (1) year (other than those portions of non-competition covenants contained in Section VII which, by their terms, extend for two years, and which shall survive for a period of two (2) years after the Termination Date), except for any claims made in writing and delivered to the other party within one (1) year of the date of the Termination Date.

12.3 Public Announcements. Each of FTDI and the Association will consult with the other party prior to issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on, any press release or other public statement made on or before the Termination Date with respect to the transactions contemplated by this Agreement, and neither party shall issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or court process; provided however, this paragraph shall not apply to any press releases or other public statements made by either party with respect to its respective operations or members after the Termination Date.

12.4 No Waiver. Silence, acquiescence or inaction shall not be deemed a waiver of any right of either party hereunder, and a waiver shall only be effective if in writing signed by the party to be charged and such waiver shall not be construed to contain a continuing waiver of any other breaches of a same or similar type of breach specifically set forth therein.

12.5 Successors and Assigns. The provisions of this Agreement shall bind and inure to the benefit of the successors and assigns of the parties hereto.

12.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such provision or invalidity, without invalidating the remainder of this Agreement.

12.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) upon the date actually delivered to the parties at the following addresses:

If to FTDI:

         Florists' Transworld Delivery, Inc.
         3113 Woodcreek Drive
         Downers Grove, Illinois 60515
         Attention:  Robert L. Norton
         Telecopier No:  (630) 719-6183

With a copy to:

         Jones, Day, Reavis & Pogue
         77 West Wacker, Suite 3500
         Chicago, Illinois  60601
         Attention:  Timothy J. Melton, Esq.
         Telecopier No.:  (312) 782-8585

If to the Association:

         FTD Association
         33031 Schoolcraft Road
         Livonia, Michigan 48158-1618
         Attention:  James Jordan
         Telecopier No:  (734) 466-8980

With a copy to:

         James A. Samborn, Esq.
         Dickinson Wright PLLC
         500 Woodward Avenue, Suite 4000
         Detroit, Michigan 48226
         Telecopier No:  (313) 223-3598

12.8 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto.

11.9 Further Assurances. Each party shall, upon request, make, execute and deliver such documents as shall be reasonably necessary or take such action as may be reasonably requested to fully implement and carry out the purposes of this Agreement.

11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any otherwise applicable conflicts of law principles.

11.11 No Strict Construction. This Agreement has been drafted jointly by both parties hereto and shall be construed in accordance with its fair meaning, and not strictly against any party.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date indicated above, by their duly authorized representatives.

                                     FLORISTS' TRANSWORLD DELIVERY, INC.


                                     By:  /s/ Robert L. Norton
                                          --------------------

                                     Its: President and CEO
                                          -----------------

                                     FTD ASSOCIATION


                                     By:  /s/ James Jordan
                                          ----------------

                                     Its: Managing Executive
                                          ------------------

                                 SCHEDULE 1.2(c)

                               ASSIGNED AGREEMENTS


- Personal Guarantee of Stockholders of corporations applying for Membership in FTD Association
- Paragraphs 1 (as it relates to LIP Activities and FTDI Standards), 2 (as it relates to LIP Activities and FTDI Standards), 3, 4 and 6 (as it relates to funds in the possession of FTDI and debts due to FTDI) of the Assignment of Accounts and Certification of Application for Memberhip
-   Trademark Membership License Agreement
-   General Assignment of Accounts and Credit Guarantee
-   Forms W-9 (to the extent they relate to FTDI)

                                 SCHEDULE 1.2(d)

                               MEMBERSHIP RECORDS

1.  Microfiche Membership Records:

    Certain Member records are filmed in microfiche either on reel or jacket form. The following are records that would be recorded on microfiche.

- Application for Membership (including, without limitation, the Personal Guarantee of Stockholders of Corporations Applying for Membership in FTD Association and Assignment of Accounts and Certification of Application for Membership)
-   Trademark License Agreement (referred to in Schedule 1.2(c))
-   Acceptance Letter
-   Copy of Member demographic information entered into database
-   Guarantee of Account contract, if applicable (referred to in Schedule
    1.2(c))
-   Member owner update
-   Corporate change of ownership
-   Affidavit of Conveyance
-   Member record changes
-   Below Standard Inspection reports
-   Test order results
-   Customer relations complaint letter
-   Notice of Membership Committee or Board of Trustee hearings
- Membership Committee and Board of Trustee decision letters regarding any disciplinary action
-   Other disciplinary action letters
-   Miscellaneous correspondence

2. Member record files in hard copy format include current records from the categories listed above that have not yet been sent to be filmed.

3.  Hard copies of membership applications being processed.

4. Terminated Member files for approximately last three years. Files include hard copies of termination-related correspondence and microfiche of Member records for the terminated Member.

                                 SCHEDULE 1.2(e)

                                   MEMORABILIA



1.  (1) 75th Anniversary - Interflora British Unit - Desk Clock- with Chimes
2.  (1) Sterling Silver Paper Knife - Interflora British Unit August 1990
3. (1) FTD 75th Anniversary Swiza Quartz Clock - Fleurop Interflora Board & Hdqtrs.
4. (1) American Florist Marketing Council 25th Anniversary picture "Flower Power Since 1969 (2 ft. x 2 ft.)
5.  J. A. Valentine Award Winners Plaque (2-1/2 ft. x 2 ft.)
6.  (9) Past President Picture Frames (2-1/2 ft. x 2 ft.)
7.  (1) Larado Spanish Conquistador - Interflora Espana 1990
8.  (1) Glass Ship in a Bottle "Hands Across the Sea" - Interflora British Unit
    - August 1987
9.  (1) Picture Frame of Argentina "El Comite Organizador"
10. (1) Interflora Coin 1950 - 1975
11. (1) Crossbow - Solutions for Success 1996 - Fleurop - Interflora Switzerland
12. (1) 4 x 6 frame - Los Membros Argentinos - August 1966
13. (1) Hanging Stone Plaque 1985 - 75th Anniversary - Fleurop Interflora
14. (1) 16" 1 x 7" h - Fleurop - Interflora "Landesableilung Osterreich
15. (1) 1985 Interflora Espana - 75th Anniversary 1985 (7" x 6")
16. (1) IBERIADA 1996 ADEFI Leather Map of Argentina
17. (1) Silver Bell - French Interflora Unit
18. (1) Silver Bowl - 50th Anniversary 1960 - Interflora British Unit
19. (1) Silver Bowl - with blue bowl - Interflora British Unit - June 1975
20. (1) ADEFI Plaque - August 1995 - 10" x 9"
21. (1) Pewter Tray - Fleurop Interflora Switzerland 1985
22. (1) large glass bowl 10" diameter 6-23-80 L.C.C.
23. (1) Silver Tray 1985 - 75th Anniversary - New York Florists Club
24. (1) The Chris Award - Columbus Film Festival - October 30, 1969
25. (1) Interflora Pen Copenhagen 1946 from George Ehrhardt, President
    Interflora
26. (1) Gold Book - Floricultural Hall of Fame Presented to John Valentine -
    1963
27. (1) Plaque - 75th Anniversary Titiana Floristeria - Olga B. de Franco - Cali Colombia
28. (1) 75th Anniversary Pewter Plate - Osterreich Fleurop Interflora
29. (1) Silver Bowl - International Flower Show - New York, 1963 - Cut Flower Display (6" h x 9" w)
30. (1) FTD Florist Picture (2-1/2 ft. w x 3-1/2 ft. h)
31. (1) photo album of old pictures
32. (1) FTD News 1938
33. (1) Texas State Florists Association 1996 - Hall of Fame Award (8" h x 10"
    I)
34. (1) Iberiada 2000 - La Associacion Venezolana de Floristerias (9" x 11-1/2")
35. (1) ADEFI Plaque - Iberiada 1999 Las Vegas, Nevada Association Convention (14-1/2" x 11-1/2")
36. (2) Convention Banners
37. (1) Photo FTD School - Atlanta March 9-10, 1933
38. (1) Photo 1918 Board of Directors Meeting
39. (1) Photo FTD News (11" x 13")
40. (1) Photo - Interflora International Conference of Florists - Hamburg, Germany 1963
41. (1) Photo - Float Building - Year: unknown (11" x 13")
42. (1) Photo of Florists (14" x 11")

43. (1) Photo - 50 Years Plaque Presentation (13" x 11")
44. (1) Photo - Albert Pochelon (1914-1929) 11" x 14"
45. (1) Members' Creed (14" x 18")
46. (1) 75th Anniversary needlepoint (14" x 14")
47. (1) Photo 1946 Convention (4 ft. x 7")
48. (1) Photo 1960 50th Anniversary Convention (3 ft. x 8")
49. (1) Photo - Staff at FTD Headquarters - Detroit, Michigan Year: unknown (13" x 11")
50. (1) Photo Headquarters Building - Detroit, Michigan (13" x 9")
51. (1) Photo Convention - Visit to Mt. Vernon, Virginia - October 13, 1927 (2-1/2 ft. x 9")
52. (1) Photo - FTD Building Year: unknown (11-1/2" x 13")
53. (1) Photo - Floral Arrangement Gude Bros. Co. (11" x 13")
54. (1) Photo - Robert L. Graham Floral Shop (11" x 13")
55. (1) Photo Staff - headquarters Building - Southfield, Michigan Year: unknown
56. (1) Photo Lafayette Building - FTD Headquarters - Detroit, Michigan
57. (1) Photo Albert Pochelon (11" x 13")
58. (1) Photo Joseph Thomas Florist - year: unknown (14" x 11")
59. (1) Photo John A. Valentine (10-1/2 x 12-1/2")
60. (1) Photo Convention October 1922 (5 ft. 7" x 9")
61. (1) Photo Annual Members' Meeting September 1-5, 1930
62. (1) Photo Convention September 17-20, 1929
63. (1) Photo - Virginia Unit - June 22, 1932 - Roanoke, Virginia




                                      A-3